Exhibit (d)(1)(b)

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Advisory Fee

Forward Balanced Allocation Fund	0.10%

Forward Commodity Long/Short Strategy Fund	1.00%

Forward Credit Analysis Long/Short Fund	1.00%

Forward Dynamic Income Fund	0.80%

Forward EM Corporate Debt Fund	0.70% up to and including $500 million 0.64% over $500 million up to and including $1 billion 0.58% over $1 billion up to and including $5 billion 0.52% over $5 billion

Forward Emerging Markets Fund	1.05%

Forward Frontier Strategy Fund	0.85%

Forward Global Dividend Fund	0.80% up to and including $500 million 0.725% over $500 million up to and including $1 billion 0.675% over $1 billion

Forward Global Infrastructure Fund	0.90%

Forward Growth & Income Allocation Fund	0.10%

Forward Growth Allocation Fund	0.10%

Forward High Yield Bond Fund	0.50%

Forward Income Builder Fund	0.10%

Forward International Dividend Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion

Forward International Real Estate Fund	1.00%

Forward International Small Companies Fund	1.00% up to and including $500 million 0.975% over $500 million up to and including $1 billion 0.95% over $1 billion

Forward Investment Grade Fixed-Income Fund	0.25%

Forward Multi-Strategy Fund	0.10%

Forward Real Estate Fund	0.85% up to and including $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million

Forward Real Estate Long/Short Fund	1.00%

Fund	Advisory Fee

Forward Select EM Dividend Fund	1.10%

Forward Select Income Fund	1.00%

Forward Select Opportunity Fund	1.00%

Forward Tactical Enhanced Fund	1.15%

Forward Tactical Growth Fund	1.15% up to and including $1 billion 1.05% over $1 billion

Forward Total MarketPlus Fund	0.50%

2